Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: +1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Reports Third Quarter 2017 Results;
Strong Progress on RESI's Strategic Objectives

CHRISTIANSTED, U.S. Virgin Islands, November 7, 2017 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced financial and operating results for the third quarter of 2017.

Third Quarter 2017 Highlights and Recent Developments

•
Represented Altisource Residential Corporation (“RESI”) in confirming the portfolio of 1,750 to 2,000 single-family rental homes comprising the final closing under RESI’s previously announced agreement to acquire up to 3,500 rental homes from entities sponsored by Amherst Holdings, LLC.[1]

•	Advised RESI in awarding a sale of up to 365 mortgage loans to a third party, leaving only 66 legacy loans in its portfolio.[2]

•	Sold 450 non-rental REO properties for RESI, reducing the number of non-rental REOs by 30% over the prior quarter.

•
Continued to improve RESI’s operating metrics: Stabilized Rental Net Operating Income Margin improved to 65.8%, Stabilized Rental Core Funds from Operations improved to $0.15 per diluted share and stabilized occupancy was 93%.

“We continue to make strong progress on RESI’s strategic objectives,” stated Chief Executive Officer, George Ellison. “RESI’s legacy asset disposal is on track, we are executing on new rental home acquisitions and we are delivering strong and improving operating metrics. We continue to believe that RESI’s success will position AAMC for future success.”

Third Quarter 2017 Financial Results

AAMC’s net loss attributable to common stockholders for the third quarter of 2017 was $2.2 million, or $1.38 per diluted share, compared to $1.1 million, or $0.67 per diluted share, for the third quarter of 2016. Net loss attributable to common stockholders for the nine months ended September 30, 2017 was $5.3 million, or $3.42 per diluted share, compared to $3.4 million, or $1.89 per diluted share, for the nine months ended September 30, 2016.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

______________________
1 Closing is scheduled to occur in the fourth quarter of 2017 and is subject to continuing due diligence, inspection of homes and finalization of pricing and transaction documentation.
2 Closing is scheduled to occur in November 2017, subject to execution of a definitive purchase agreement and completion of final due diligence. Certain loans may not be sold in the closing due to their conversion to REO and diligence findings; therefore, the total number of sold loans may be less than 365.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; AAMC's and RESI's ability to compete; AAMC’s ability to implement RESI’s business plan; general economic and market conditions; governmental regulations, taxes and policies; AAMC's ability to generate adequate and timely sources of liquidity and financing for itself or RESI; RESI’s ability to sell residential mortgage assets or non-rental real estate owned on favorable terms or at all; AAMC's ability to identify and acquire assets for RESI’s portfolio; RESI’s ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; Altisource Portfolio Solutions S.A. and its affiliates’ ability to effectively perform its obligations under various agreements with RESI; the failure of Main Street Renewal, LLC to effectively perform under its property management agreement with RESI; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30, 2017	Three months ended September 30, 2016	Nine months ended September 30, 2017	Nine months ended September 30, 2016
Revenues:
Management fees from RESI	$3,966	$4,208	$12,176	$12,838
Conversion fees from RESI	163	450	1,201	1,396
Expense reimbursements from RESI	300	196	706	553
Total revenues	4,429	4,854	14,083	14,787
Expenses:
Salaries and employee benefits	5,035	4,460	15,003	13,054
Legal and professional fees	899	420	1,919	1,503
General and administrative	778	1,152	2,661	3,343
Total expenses	6,712	6,032	19,583	17,900
Other income:
Dividend income on RESI common stock	244	244	731	780
Other income	41	4	68	64
Total other income	285	248	799	844
Loss before income taxes	(1,998)	(930)	(4,701)	(2,269)
Income tax expense	127	141	484	1,003
Net loss	(2,125)	(1,071)	(5,185)	(3,272)
Amortization of preferred stock issuance costs	(52)	(51)	(155)	(155)
Net loss attributable to common stockholders	$(2,177)	$(1,122)	$(5,340)	$(3,427)

Loss per share of common stock – basic:
Loss per basic share	$(1.38)	$(0.67)	$(3.42)	$(1.89)
Weighted average common stock outstanding – basic	1,574,822	1,676,651	1,562,056	1,813,929

Loss per share of common stock – diluted:
Loss per diluted share	$(1.38)	$(0.67)	$(3.42)	$(1.89)
Weighted average common stock outstanding – diluted	1,574,822	1,676,651	1,562,056	1,813,929

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$32,813	$40,584
Available-for-sale securities (RESI common stock)	18,048	17,934
Receivable from RESI	4,680	5,266
Prepaid expenses and other assets	3,168	1,964
Total assets	$58,709	$65,748

Current liabilities:
Accrued salaries and employee benefits	$4,428	$4,100
Accounts payable and other accrued liabilities	2,016	4,587
Total liabilities	6,444	8,687

Commitments and contingencies	—	—

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016; redemption value $250,000	249,495	249,340

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 2,795,830 and 1,583,613 shares issued and outstanding, respectively, as of September 30, 2017 and 2,637,629 and 1,513,912 shares issued and outstanding, respectively, as of December 31, 2016	28	26
Additional paid-in capital	36,499	30,696
Retained earnings	40,805	46,145
Accumulated other comprehensive loss	(2,548)	(2,662)
Treasury stock, at cost, 1,212,217 shares as of September 30, 2017 and 1,123,717 shares as of December 31, 2016	(272,014)	(266,484)
Total stockholders' deficit	(197,230)	(192,279)
Total liabilities and equity	$58,709	$65,748